INDIGO LAND AND DEVELOPMENT, INC.
ACTIONS BY THE MAJORITY STOCKHOLDER AND
SOLE OFFICER AND DIRECTOR
IN LIEU OF MEETING

The undersigned, as holder of 5,000 shares of common stock, equal to 100% of the outstanding and issued shares, with a lien on 2/3rds of said stock, under and agreement with PCAM, of Indigo Land and Development, Inc. A Virginia Corporation ("the Corporation") and as the sole officer and director of the Corporation, do hereby take the actions below set forth, and hereby consents as follows ON THE 15TH Day of December 2005:

1. RESOLVED, the 5,000 shares of common stock of the Corporation representing 100% of the issued and outstanding shares of the Corporation is hereby assigned, with liens passing forward for James C. Love, IV and Leo F. Moore as attached to the stock, transferred and conveyed to Indigo-Energy, Inc, a Nevada Corporation in consideration of the issuance of 49,100,000 shares of common stock to Lois Moore pursuant to the above referenced Exchange Agreement, with appropriate issuances of additional shares as agreed to in the initial contract and contingent upon approval of the Board of Directors.

2. FURTHER RESOLVED the following persons are hereby appointed to the following positions with the Corporation, effective December 15, 2005:

Curtis Lee Fleming
President, Director

David Alan Albanese
Secretary, Treasurer

James Holland
Vice President, Director

3. FURTHER RESOLVED THE exchange Agreement dated December 15, 2005 by and among the Corporation and Procare America, Inc. is hereby ratified and deemed closed, except for the issuance of additional stock as specified in Attachment A to that agreement which is now by reference added.

Witness my signature the day and year first above written.

Jerry T. Moore, President and owner of 5,000 shares, Indigo Land and Development, Inc.